EXHIBIT 11.1
                               QUANTUM CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                     Three Months Ended    Six Months Ended
                                      Sept. 29,  Oct. 1,  Sept. 29,  Oct. 1,
                                           1996     1995       1996     1995
                                        -------  -------    -------  -------
PRIMARY
Weighted average number of
   common shares during the
   period                                 57,717   52,498     56,589   50,266
Incremental common shares
   attributable to exercise of
   outstanding options                       915    3,742      1,650    3,750
                                         -------  -------    -------  -------


Total shares                              58,632   56,240     58,239   54,016
                                         =======  =======    =======  =======

Net income                               $ 4,573  $22,025    $ 8,416  $34,967
                                         =======  =======    =======  =======

Net income per share                     $  0.08  $  0.39    $  0.14  $  0.65
                                         =======  =======    =======  =======

FULLY DILUTED
Weighted average number of
   common shares during the
   period                                 57,717   52,498     56,589   50,266
Incremental common shares
   attributable to exercise of
   outstanding options and
   conversion of 6 3/8%
   convertible subordinated
   debentures and 5% convertible
   subordinated notes                     17,996   11,069     18,864   12,677
                                         -------  -------    -------  -------

Total shares                              75,713   63,567     75,453   62,943
                                         =======  =======    =======  =======

Net income:
   Net income                            $ 4,573  $22,025    $ 8,416  $34,967
   Add 6 3/8% convertible
      subordinated debentures and
      5% convertible subordinated
      notes interest, net of income
      tax effect                           2,741    1,500      5,682    3,337

Net income, as adjusted                  $ 7,314  $23,525    $14,098  $38,304
                                         =======  =======    =======  =======

Net income per share                     $  0.10* $  0.37    $  0.19* $  0.61
                                         =======  =======    =======  =======

* The primary net income per share is shown in the statements of income as both primary and fully diluted, as the effect of the assumed conversion of the subordinated debt is anti-dilutive.


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